GS Financial Products U.S., L.P.


Exhibit 12


Computation of Ratio of Earnings to Fixed Charges


				For the Three		   For the Nine
			     Fiscal Months Ended	Fiscal Months Ended
(Unaudited Dollars	Aug.25, 1995  Aug.30, 1996   Aug.25, 1995  Aug.30, 1996
 in thousands)		------------  ------------   ------------  ------------
Earnings:
  Income from continuing
    operations before
    income taxes	       4,759	     3,404	    9,204	  9,801
Add:  Fixed charges		  79	       851	      233	  2,043
			------------  ------------   ------------  ------------
Earnings as adjusted	       4,838	     4,255	    9,437	 11,844

Fixed charges:
  Interest expense		  79	       851	      233	  2,043
Interest portion of
  rent expense			   0		 0		0	      0
			------------  ------------   ------------  ------------
Total fixed charges		  79	       851	      233	  2,043


Ratio of earnings to
  fixed charges		       61.24	      5.00	    40.50	   5.80


For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of net income plus income taxes and fixed charges. Fixed charges consist of interest expense.